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                                                                     EXHIBIT 5.2

                   [LETTERHEAD OF CRAVATH, SWAINE & MOORE LLP]

                                                                December 2, 2004

                        Rogers Cable Inc. Exchange Offer
      Cdn$175,000,000 7.25% Senior (Secured) Second Priority Notes Due 2011 US$280,000,000 6.75% Senior (Secured) Second Priority Notes Due 2015

Ladies and Gentlemen:

            We have acted as U.S. counsel for Rogers Cable Inc., a company organized under the laws of the Province of Ontario (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement on Form F-4 (the "Registration Statement") on the date hereof under the Securities Act of 1933, as amended, relating to the proposed issuance by the Company of up to Cdn$175,000,000 aggregate principal amount of 7.25% Senior (Secured) Second Priority Notes Due 2011 and up to US$280,000,000 aggregate principal amount of 6.75% Senior (Secured) Second Priority Notes Due 2015 (collectively, the "New Notes") in exchange for like amounts of the Company's existing 7.25% Senior (Secured) Second Priority Notes Due 2011 and 6.75% Senior (Secured) Second Priority Notes Due 2015, respectively. Each series of New Notes is to be issued pursuant to a separate Indenture relating to such series of New Notes (collectively, the "Indentures"), each dated as of November 30, 2004, between the Company and JPMorgan Chase Bank, N.A., as trustee (the "Trustee").

            In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the Indentures and the Registration Statement.

            Based on the foregoing, we are of opinion that, provided that each of the Indentures has been duly authorized, executed and delivered by the Company and the Trustee, when (i) the New Notes of each series are duly authorized, executed and delivered on behalf of the Company in accordance with the applicable Indenture and (ii) such New Notes are duly authenticated by the Trustee pursuant to the terms of the applicable Indenture, such New Notes will constitute valid and binding obligations of the Company (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

            We are members of the bar of the State of New York and do not express any opinion herein as to any matters governed by any law other than the laws of the State

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of New York and the Federal laws of the United States of America. Insofar as the opinion expressed herein relates to or depends upon matters governed by the laws of Canada, we have relied upon the opinion of Torys LLP, Canadian counsel to the Company, which is being delivered to you and filed with the Commission as an exhibit to the Registration Statement.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the use of our name under the captions (i) "Income Tax Consequences - U.S. Federal Income Tax Consequences" and (ii) "Legal Matters" in the prospectus constituting a part of the Registration Statement.

                                            Very truly yours,

                                            /s/ Cravath, Swaine & Moore LLP

Rogers Cable Inc.
  333 Bloor Street East, 7th Floor
     Toronto, Ontario M4W 1G9
       Canada


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